Exhibit 99.1

FOR IMMEDIATE RELEASE

DEAN FOODS COMPANY REPORTS CONTINUED STRONG GROWTH

•	Diluted Earnings Increase 23% to $0.38 per Share
•	Adjusted Diluted Earnings Increase 30% to $0.43 per Share
•	Increases Full Year Guidance for Adjusted Diluted Earnings to at Least $1.60 per Share

DALLAS, August 5, 2009 – Dean Foods Company (NYSE: DF) today announced continued strong earnings growth in the second quarter with diluted earnings per share of $0.38 for the quarter ended June 30, 2009, a 23% increase over $0.31 per diluted share in the second quarter of 2008. Adjusted (as defined below) diluted earnings per share were $0.43, an increase of 30% from $0.33 per adjusted diluted share in the prior year’s second quarter.

“The second quarter marks another solid step forward. Again, we posted strong financial results across the business, made continued progress against our strategic initiatives, and further deleveraged the balance sheet,” commented Gregg Engles, Chairman and Chief Executive Officer. “We believe we are firmly on track to deliver very strong full year results.”

Net income for the second quarter totaled $64.1 million, compared with $48.9 million in the prior year’s second quarter, an increase of 31%. Strong operating income growth in the Fresh Dairy Direct and WhiteWave-Morningstar business segments and lower interest expense offset increases in Corporate and Other expenses to drive 41% growth in adjusted net income for the second quarter to $73.5 million, up from $52.0 million in the second quarter of 2008. Due to lower average debt balances, interest expense in the quarter totaled $60.0 million, compared to $76.5 million in the second quarter of 2008.

DEAN FOODS CONSOLIDATED

Net sales for the second quarter totaled $2.7 billion, a decrease of 14% from net sales in the second quarter of 2008. The net sales decrease in the quarter was primarily due to the pass-through of lower dairy commodity costs offset by higher volumes in Fresh Dairy Direct, and slightly lower net sales in the WhiteWave–Morningstar segment.

Summary of Dean Foods Second Quarter 2009

Operating Results

	$ millions (except EPS)	% change from prior year

Consolidated Adjusted Operating Income:	$179.6	+11%

Interest Expense:	$60.0	-22%

Consolidated Adjusted Net Income	$73.5	+41%

Adjusted Diluted Earnings per Share:	$0.43	+30%

Consolidated operating income in the second quarter totaled $156.5 million, as compared to $157.2 million in the second quarter of 2008. Nine percent growth in Fresh Dairy Direct operating income and 46% growth in WhiteWave-Morningstar operating income, offset by higher Corporate and Other expense, resulted in second quarter consolidated adjusted operating income of $179.6 million, an increase of 11% from $162.4 million in the second quarter of 2008.

FRESH DAIRY DIRECT

Second Quarter 2009 Fresh Dairy Direct Detail

	$ millions (except volume)	% change from prior year

Fluid Milk Volume	N/A	+2.4%

Operating Income	$168.6	+9%

Recent acquisitions and strong field execution drove the continued outperformance of Fresh Dairy Direct with fluid milk volume growth of 2.4% versus the balance of the industry, which saw a volume decline of roughly half a percent, based on Company estimates. Fresh Dairy Direct net sales declined due to the pass-through of lower average dairy commodity costs to its customers, consistent with industry practice. As a result, in spite of strong volume growth in the quarter, net sales declined 16% to $2.1 billion, from $2.5 billion in the second quarter of 2008.

Historically low dairy commodity prices, combined with other commodity favorability, benefits from cost control efforts, and continued volume growth led to Fresh Dairy Direct operating income of $168.6 million in the quarter, an increase of 9% from $154.3 million in the second quarter of 2008.

“In the second quarter, the combination of strong volume growth, a favorable commodity environment, solid execution from our field teams, and early benefits from our strategic initiatives across the manufacturing and distribution network led to strong operating results,” said Harrald Kroeker, President of Dean’s Fresh Dairy Direct segment. “Competitive pressures continue, but the commodity environment remains favorable and our business has solid momentum entering the back half of the year.”

The second quarter average Class I mover, which is an indicator of the Company’s raw milk costs, remained at historically low levels during the second quarter, averaging $10.47 per hundredweight, a 41% decrease from the same period in 2008 and 13% lower than the first quarter of 2009. CME butter prices averaged $1.23 per pound in the second quarter, a decrease of 16% from the same period a year ago and 8% higher than the first quarter of 2009.

WHITEWAVE - MORNINGSTAR

Second Quarter 2009 WhiteWave-Morningstar Detail

	$ millions	% change from prior year
Net Sales
WhiteWave-Morningstar	$622.2	-5%
Morningstar	$263.4	-7%
WhiteWave	$358.9	-3%
Operating Income
WhiteWave-Morningstar	$72.0	+46%

Operating income in the second quarter for WhiteWave-Morningstar was $72.0 million, a 46% increase over $49.3 million in the second quarter of 2008. Operating margins were 11.6%, compared to 7.6% in the second quarter of 2008 driven by favorable dairy and energy commodities, cost initiatives, and supply chain efficiencies across the segment.

“While we continue to see growth slowing in our core categories due to the current economic situation, we believe that we have made the necessary investments to maintain our share position while attacking our cost structure. Consequently, we had a strong operating profit performance driven by tight SG&A expense control and aggressive cost initiatives combined with generally more favorable commodities,” said Joe Scalzo, CEO, WhiteWave-Morningstar. “We continue to focus on improving operating leverage, while also investing to reignite growth in our premium categories and drive bottom-line performance.”

WhiteWave-Morningstar reported second quarter net sales of $622.2 million, 5% lower than second quarter 2008 net sales of $652.3 million. Sales of the branded portfolio at WhiteWave decreased 3% to $358.9 million as a result of slowing category sales growth and the previously announced exit of a foodservice relationship in the Silk brand and some private label organic milk business in the United Kingdom. Net sales at Morningstar declined 7% to $263.4 million driven by the pass-through of lower dairy commodity costs and slightly lower product volumes that were impacted by weakness in the foodservice channel.

Within the branded portfolio, net sales of the WhiteWave creamer portfolio, which includes International Delight® and Land O’Lakes® brands, increased in the low-single digits driven by improved packaging and strong seasonal flavor performance of International Delight and strong net sales growth of Land O’Lakes creamers. Silk® soymilk sales increased slightly excluding the sales associated with the Company’s 2008 strategic decision to exit a certain foodservice business relationship, and were down mid-single digits including the impact. Consistent with the organic milk category, Horizon Organic® milk increased slightly driven by solid growth in key segments such as DHA organic milk.

ALPRO

During the second quarter, the Company announced its intention to purchase the Alpro division of Vandemoortele N.V. for a transaction price of approximately euro 325 million. The transaction was completed early in the third quarter.

Alpro is the European leader in branded soy-based beverage and food products with net sales of approximately euro 260 million in 2008 sold under the Alpro® soya and Provamel® brands. Alpro has five manufacturing sites in Belgium, the United Kingdom, France and the Netherlands and employs approximately 750 people.

“We are excited to have successfully completed the acquisition of Alpro,” commented Engles. “The acquisition of Alpro brings a wealth of opportunity as we work with their strong management team to drive soy consumption in their established markets, as well as expand the brand’s reach into new markets across the European Union. We also see important synergies with our

Silk brand to share best practices in product formulation and innovation, processing technologies and consumer insights. We look forward to telling you more about the Alpro business as we go forward.”

Dean’s acquisition of Alpro establishes Dean as a clear global leader in soy-based beverages and food products, with leading brands Silk in North America and Alpro soya and Provamel in Europe, and over $1 billion in combined retail sales.

CORPORATE AND OTHER EXPENSE

Corporate and Other expense totaled $61.0 million for the second quarter of 2009, as compared to $41.2 million in the second quarter of 2008. The increase in the quarter was driven by the Company’s decision to accelerate investments in supply chain, information technology, and research and development, as well as increased employee-related costs and legal expenses. Also included in the corporate and other segment is $3.0 million of operating costs related to the Hero/WhiteWave joint venture.

The company recognized approximately $8.8 million of costs associated with closed and anticipated to close transactions in the quarter. These costs are required to be expensed as incurred and will no longer be capitalized on the balance sheet. The impact of these costs is excluded from the Company’s adjusted results to aid period to period comparisons of operating performance.

CASH FLOW

Net cash provided by continuing operations for the first half of 2009 totaled $349.8 million, compared to $315.3 million for the first half of 2008.

Capital expenditures for the first half of 2009 totaled $101.1 million, compared to $105.8 million for the first half of 2008. For the year, the Company continues to expect capital expenditures to be approximately $300 million.

“Free cash flow and debt paydown were again especially strong in the quarter,” said Jack Callahan, Chief Financial Officer. “Our strong cash performance over the last year, combined with our May equity offering that raised approximately $445 million, has allowed us to reduce our total debt outstanding by nearly $900 million in the past year alone.”

In the second quarter, the Company’s equity offering and strong cash flow combined to drive total net debt outstanding $509.7 million lower during the quarter. Total debt at June 30, 2009, net of $53.1 million in cash on hand, was approximately $3.8 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, declined to 3.85x as of the end of the second quarter.

FORWARD OUTLOOK

“Commodities continue to be favorable, and our efforts to drive costs out of the business are getting traction and increasingly impacting results,” stated Engles. “While we see continued competitive activity in our fluid milk operations and are cautious about diminished commodity favorability in the future, our businesses carry significant momentum into the second half of the year. As a result, we are expecting adjusted diluted earnings per share of at least $0.30 in the third quarter and are increasing our forecast for the full year to at least $1.60 per adjusted diluted share.”

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2009

Net sales for the six months ended June 30, 2009 totaled $5.4 billion, a decrease of 13% from net sales for the same period of last year, due to the pass-through of lower dairy commodity costs and slightly lower net sales at WhiteWave-Morningstar, offset by stronger volume at Fresh Dairy Direct. Net income for the first half of the year totaled $140.4 million, compared with $79.7 million in the first six months of 2008. Diluted earnings per share from continuing operations for the six months ended June 30, 2009 totaled $0.85, compared to $0.53 for the first six months of 2008.

On an adjusted basis (as defined below), net income for the six months ending June 30, 2009 totaled $156.0 million, compared to $84.5 million in the same period of 2008. Adjusted diluted earnings per share for the first six months of 2009 totaled $0.95 compared to $0.56 in the first six months of 2008.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items, closed or anticipated to close deal costs, gains or losses on foreign exchange forward contracts or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three month periods ended June 30, 2009, and 2008 calculated according to GAAP on an adjusted basis is attached.

For the quarter ended June 30, 2009, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

GAAP operating income is adjusted by:

•	$11.4 million charge related to announced facility closings;

•	$8.8 million charge for transaction-related fees on acquisitions that have closed or are anticipated to close; and

•	$3.0 million operating loss reflecting the non-controlling interest in the Hero/WhiteWave joint venture

GAAP net income attributable to Dean Foods Company is adjusted by:

•	$7.1 million charge (net of income tax) related to announced facility closings;

•	$5.4 million charge (net of income tax) for transaction-related fees for closed or anticipated to close acquisitions; and

•	$3.1 million gain (net of income tax) related to a foreign currency forward contract entered into in conjunction with our acquisition of the Alpro Division of Vandemoortele, N.V.

For the quarter ended June 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

•	$5.2 million charge ($3.2 million net of income tax) related to previously announced facility closings.

For the six months ended June 30, 2009, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

GAAP operating income is adjusted by the following:

•	$19.7 million charge related to announced facility closings;

•	$10.7 million charge for transaction-related fees on acquisitions that have closed or are anticipated to close; and

•	$4.7 million operating loss reflecting the non-controlling interest in the Hero/WhiteWave joint venture

GAAP net income attributable to Dean Foods Company is adjusted by the following:

•	$12.2 million charge (net of income tax) related to announced facility closings;

•	$6.5 million charge (net of income tax) for transaction-related fees on acquisitions that have closed or are anticipated to close; and

•	$3.1 million gain (net of income tax) related to a foreign currency forward contract entered into in conjunction with our acquisition of the Alpro Division of Vandemoortele, N.V.

For the six months ended June 30, 2008, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following:

•	$7.4 million charge ($4.5 million net of income tax) related to previously announced facility closings; and

•	$0.6 million charge ($0.3 million net of income tax) related to non-recurring debt refinancing and special dividend costs.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct business is the largest processor and distributor of milk and other dairy products in the country. The WhiteWave-Morningstar business produces and sells a variety of nationally branded soy, dairy and dairy-related products. Popular brands include: Silk® soymilk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O’LAKES® creamers. Additionally, the WhiteWave-Morningstar segment produces and sells private label cultured and extended shelf life dairy products through the Morningstar platform. Dean Food’s business also includes Alpro, the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, expected financial performance and capital structure. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, the Company’s ability to integrate its acquisitions and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

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DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net sales	$2,681,286	$3,102,559	$5,384,224	$6,179,519
Cost of sales	1,917,013	2,363,239	3,861,264	4,751,625

Gross profit	764,273	739,320	1,522,960	1,427,894

Operating costs and expenses	596,388	576,947	1,154,001	1,127,202
Facility closings, reorganizations and other costs	11,414	5,195	19,662	7,410

Operating income	156,471	157,178	349,297	293,282

Interest expense	59,966	76,485	128,265	160,317
Other (income) expense, net	(5,042)	138	(4,847)	757

Income from continuing operations before income taxes	101,547	80,555	225,879	132,208

Income taxes	39,135	31,670	88,125	52,551

Income from continuing operations	62,412	48,885	137,754	79,657
Loss from discontinued operations, net of tax	(96)	—	(238)	—

Net income	62,316	48,885	137,516	79,657
Net loss attributable to noncontrolling interest	1,827	—	2,873	—

Net income attributable to Dean Foods Company	$64,143	$48,885	$140,389	$79,657

Average common shares:
Basic	168,332	151,984	161,355	144,934
Diluted	170,991	156,352	164,260	149,922

Net Income attributable to Dean Foods Company per share:
Basic	$0.38	$0.32	$0.87	$0.55
Diluted	$0.38	$0.31	$0.85	$0.53

DEAN FOODS COMPANY

Segment Information

(Unaudited)

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net sales:
Fresh Dairy Direct	$2,057,418	$2,450,239	$4,155,952	$4,908,715
WhiteWave-Morningstar	622,233	652,320	1,226,577	1,270,804
Corporate and other	1,635	—	1,695	—

Total	$2,681,286	$3,102,559	$5,384,224	$6,179,519

Segment operating income (loss):
Fresh Dairy Direct	$168,616	$154,254	$350,284	$285,162
WhiteWave-Morningstar	72,008	49,299	135,481	94,691
Corporate and Other	(72,739)	(41,180)	(116,806)	(79,161)

Subtotal	167,885	162,373	368,959	300,692
Facility closings, reorganizations and other costs	(11,414)	(5,195)	(19,662)	(7,410)

Total operating income	$156,471	$157,178	$349,297	$293,282

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$53,144	$35,979
Other current assets	1,310,654	1,445,214

Total current assets	1,363,798	1,481,193

Property, plant and equipment, net	1,826,735	1,821,892

Intangibles and other assets	3,732,702	3,737,107

Total Assets	$6,923,235	$7,040,192

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,004,407	$1,111,741

Total long-term debt, including current portion	3,848,369	4,489,251

Other long-term liabilities	860,544	880,966

Total Dean Foods stockholders’ equity	1,191,856	558,234
Noncontrolling interest	18,059	—

Total stockholders’ equity	1,209,915	558,234

Total Liabilities and Stockholders’ Equity	$6,923,235	$7,040,192

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six months ended June 30,
	2009	2008
Operating Activities
Net cash provided by continuing operations	$349,784	$315,304
Net cash used in discontinued operations	(238)	—

Net cash provided by operating activities	$349,546	$315,304

Investing Activities
Additions to property, plant and equipment	(101,096)	(105,762)
Payments for acquisitions, net of cash received	(34,963)	(60,889)
Proceeds from sale of fixed assets	4,789	5,594

Net cash used in investing activities	(131,270)	(161,057)

Financing Activities
Net repayment of debt	(654,304)	(562,891)
Issuance of common stock	446,760	413,892
Capital contribution from noncontrolling interest	6,433	—
Other	—	1,045

Net cash used in financing activities	(201,111)	(147,954)

Increase in cash and cash equivalents	17,165	6,293
Beginning cash balance	35,979	32,555

Ending cash balance	$53,144	$38,848

DEAN FOODS COMPANY

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Reconciliation of GAAP to adjusted operating income

GAAP operating income	$156,471	$157,178	$349,297	$293,282

Adjustments:
Facility closings, reorganizations and other costs	11,414	5,195	19,662	7,410
Closed deal costs	8,760	—	10,658	—
Operating loss from noncontrolling interest in joint venture	2,977	—	4,690	—

Adjusted operating income	$179,622	$162,373	$384,307	$300,692

Reconciliation of GAAP to adjusted net income attributable to Dean Foods Company

GAAP net income attributable to Dean Foods Company	$64,143	$48,885	$140,389	$79,657

Adjustments, net of tax:
Facility closings, reorganizations and other costs	7,084	3,149	12,216	4,469
Closed deal costs	5,350	—	6,500	—
Gain on foreign currency hedge	(3,115)	—	(3,115)	—
Debt refinancing and special dividend costs	—	—	—	340

Adjusted net income attributable to Dean Foods Company	$73,462	$52,034	$155,990	$84,466

Reconciliation of GAAP to adjusted diluted earnings per share

GAAP diluted earnings per share	$0.38	$0.31	$0.85	$0.53

Adjustments, net of tax
Facility closings, reorganizations and other costs	0.04	0.02	0.08	0.03
Closed deal costs	0.03	—	0.04	—
Gain on foreign currency hedge	(0.02)	—	(0.02)	—

Adjusted diluted earnings per share	$0.43	$0.33	$0.95	$0.56

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$165,048	$157,043	$349,784	$315,304

Additions to property, plant and equipment	(59,004)	(61,003)	(101,096)	(105,762)

Free cash flow provided by continuing operations	$106,044	$96,040	$248,688	$209,542